Exhibit (c)(1)

Project Galaxy PRESENTATION TO THE BOARD OF DIRECTORS May 23, 2016 Confidential

Confidential

Project Galaxy Term Sheet

New Share Class	> Lunar to authorize the issue of Class B No Vote Common Stock as consideration in the merger with Solar
Offer Consideration	> Solar Class A Shares • $23.25 cash consideration per Solar Class A Share • 0.392 shares in the form of Lunar Class B No Vote Common Stock per Solar Class A Share at a fixed exchange ratio, representing $715mm total equity consideration at Lunar share price of $19.79(1) • 0.251 warrants issued per Solar Class A Share > Solar Class B Shares • $25.58 cash consideration per Solar Class B Share • 0.431 shares in the form of Lunar Class B No Vote Common Stock per Solar Class B Share at a fixed exchange ratio, representing $62mm total equity consideration at Lunar share price of $19.79(1) • 0.276 warrants issued per Solar Class B Share
Offer Price at Lunar Share Price of $19.79(1)	> $31.67 per Solar Class A Share > $34.83 per Solar Class B Share (10% premium to Solar Class A)
Warrants	> Warrants issued to Solar shareholders representing 10% of the Pro Forma combined company > $40 strike price > 24 month expiration from transaction close > Warrants entitle Solar shareholders to Lunar Class B No Vote Common Stock > Warrants to be exercised on a net basis
Cash Funding	> Lunar to fund cash component of $2.3bn via incremental debt raised > Total financing of $3.3bn including refinancing of existing Solar debt > $500 million rights issue of Lunar Class B No Vote Common Stock with issuance of rights to all shareholders of the Pro Forma combined company • Right issue undertaken at a 25% discount to TERP(2) • Assumed to take place post merger with the proceeds applied to debt pay down • Tradeable

(1) Lunar price as of 5/20/16.
(2) Theoretical Ex-Rights Price.

CONFIDENTIAL

PJT Partners 1

Illustrative Merger with Solar ($ in millions except per share prices) Total Value Offered per Solar Class A Share $31.67 Cash Value 23.25 Stock Value 7.75 Warrant Value(1) 0.67 Warrants Strike Price $40.00 Warrants as % of Post Deal Fully Diluted Shares 10% Expiration 24 Months From Close Aggregate Consideration $3,176 Cash Consideration Strike Price 2,332 Lunar Class B No Vote Common Stock Warrants % of Post Deal Fully Diluted Shares 777 Warrants Expiration 67 OWNERSHIP BASED ON $23.25 PER SOLAR CLASS A SHARE PF Economic Ownership (No Warrant Dilution) MHR 15.9% M / L / D / M(2) 9.3% Total Lunar 79.4% Total Solar 20.6% PF Voting Ownership (No Warrant Dilution) MHR 20.0% M / L / D / M(2) 9.5% Total Lunar 100.0% Total Solar – Confidential PRO FORMA LEVERAGE Based on $23.25 Cash Consideration Per Solar Class A Share PF FY2017E EBITDA(3)PF EBITDA Excl. Synergies & [*] PF EBITDA Excl. Synergies PF EBITDA Incl. Cost Synergies (4) (5) (6) $725mm $775mm $810mm Gross Debt Pre Rights Offering(7) $4,205 $4,205 $4,205 Gross Debt Pre Rights Offering / PF FY2017E EBITDA <> 5.4x 5.2x Gross Debt Post Rights Offering(7) $3,705 $3,705 $3,705 Gross Debt Post Rights Offering / PF FY2017E EBITDA <> 4.8x 4.6x Source: Company filings and Capital IQ. Note: Market data as of 5/20/16. (1) Based on warrants issued at the current Lunar Share Price. (2) Malone / Liberty / Discovery / Maffei ownership. (3) Based on Lunar Adjusted EBITDA of $250mm and Solar OIBDA of $525mm in FY17E. (4) Excludes synergies and <> (5) Excludes synergies. (6) Includes $35mm of run-rate cost synergies. (7) Assumes Solar 12/31/16E debt of $1,007mm, Solar 12/31/16E cash of $25mm, Lunar 12/31/16E debt of $910mm, Lunar 12/31/16E cash of $68mm and minimum cash of $50mm. Assumes Lunar stops paying dividends post announcement of transaction. 2

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Confidential Implied TEV/FY2017E EBITDA Multiple at Various Offer Prices Based on FY2017E EBITDA (Pre-SBC) Multiples EXCLUDING NPV OF TAX SYNERGIES INCLUDING NPV OF TAX SYNERGIES(2) Offer Price Per Solar Class A Share(1) Offer Price Per Solar Class A Share(1)$29.00 $31.00 $33.00 $35.00 $29.00 $31.00 $33.00 $35.00 $450 8.8x 9.3x 9.8x 10.3x $450 7.3x 7.8x 8.3x 8.8x $475 8.3x 8.8x 9.3x 9.8x $475 6.9x 7.4x 7.8x 8.3x $500 7.9x 8.4x 8.8x 9.3x $500 6.5x 7.0x 7.4x 7.9x $510 7.8x 8.2x 8.7x 9.1x $510 6.4x 6.8x 7.3x 7.7x Solar Adj. EBITDA $525 7.5x 8.0x 8.4x 8.8x Solar Adj. EBITDA $525 6.2x 6.7x 7.1x 7.5x $550 7.2x 7.6x 8.0x 8.4x $550 5.9x 6.3x 6.8x 7.2x $560 7.1x 7.5x 7.9x 8.3x $560 5.8x 6.2x 6.6x 7.0x FY2017E EBITDA (Pre-SBC) FY2017E EBITDA (Pre-SBC) <> FY2017E EBITDA (Pre-SBC) including $35mm of cost synergies FY2017E EBITDA (Pre-SBC) <>and including $35mm of cost synergies Source: Capital IQ and Bloomberg. Note: Market data as of 5/20/16. Analysis shows implied TEV / FY17E multiples of Solar at various prices upon closing. Valuation includes Lunar ownership in Solar. (1) Offer value of cash and stock consideration only. Excludes value of warrants. Includes 10% premium for Solar Class B stock. (2) Assumes $693mm total value of tax synergies based on run rate tax benefit of $60mm discounted at Lunar’s cost of equity (8.7%). 3

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Confidential Illustrative Accretion / Dilution Analysis <>and $500mm Post-Transaction Rights Offer FY2017E Without Synergies LFCF / Share $ Accretion / (dilution) $0.32 % Accretion / (dilution) 36% Diluted Earnings / Share $ Accretion / (dilution) $0.47 % Accretion / (dilution) 37% With Synergies (1) LFCF / Share $ Accretion / (dilution) $0.72 % Accretion / (dilution) 80% Diluted Earnings / Share $ Accretion / (dilution) $0.86 % Accretion / (dilution) 69% Source: Capital IQ and PJT estimates based on Wall Street research and discussions with Lunar Management. (1) Includes $35mm of run-rate cost synergies and $60mm of run-rate tax synergies. 4

Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Confidential Has / Gets Analysis BASED ON FY2017E ($ in millions except per share data) (Balance sheet data estimated as of 12/31/16E) Post-Merger Owner of a Single LGF Share Total Has Gets Adj. EBITDA Per Share Unadjusted $775 $1.65 $4.06 $2.41 <> <> <> <> <> Synergies (annual) Cost Savings $35 - $0.18 $0.18 Tax Savings 60 - 0.31 0.31 Financial (Liabilities) / Assets Net Debt ($4,155) ($5.55) ($21.76) ($16.21) Equity Investments and Other Financial Assets and (Liabilities)(1) 899 6.36 $4.71 (1.65) Total Financial (Liabilities) / Assets ($3,256) $0.81 ($17.05) ($17.86) Source: Capital IQ and PJT estimates based on Wall Street research and discussions with Lunar Management. Note: As of FY2017E. Excludes Rights Offering. (1) Based on market value. Includes minority interest in Pilgrim Studios. Equity investments adjusted for full consolidation of Solar. 5

Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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